Exhibit 99.1

AMENDED AND RESTATED

JOINT FILING AGREEMENT

May 8, 2026

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to (i) this joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock of The Baldwin Insurance Group, Inc., par value $0.01 per share, and (ii) the inclusion of this Amended and Restated Joint Filing Agreement as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate.

This Amended and Restated Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

***************

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Joint Filing Agreement to be duly executed as of the day and year first written above.

Dated: May 8, 2026

1.	*
L. Lowry Baldwin

2.	*
BIGH, LLC

3.	*
Elizabeth H. Krystyn

4.	*
Laura R. Sherman

5.	*
Trevor L. Baldwin

6.	*
Daniel A. Galbraith

7.	*
Bradford L. Hale

*By	/s/ Seth Cohen
Seth Cohen
Attorney-in-Fact